UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. __ )

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Brinker Capital Destinations Trust

(Name of Registrant as Specified in its Charter)

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BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS LARGE CAP EQUITY FUND

DESTINATIONS MUNICIPAL FIXED INCOME FUND

August 13, 2018

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION

STATEMENT REGARDING RECENT SUB-ADVISER CHANGES

An Information Statement regarding recent sub-adviser changes related to the Destinations Large Cap Equity Fund and the Destinations Municipal Fixed Income Fund (the “Funds”), each a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.

At an in-person meeting held on June 7, 2018, the Board of Trustees of the Trust (the “Board”) approved the selection of Strategas Asset Management, LLC (“Strategas”) as a sub-adviser for the Destinations Large Cap Equity Fund, and FIAM LLC (“FIAM”) as a sub-adviser for the Destinations Municipal Fixed Income Fund (the “Sub-Advisers”). Over the coming weeks, each of these new Sub-Advisers will be allocated assets within the respective Funds by Brinker Capital, Inc. (the “Adviser”), the Funds’ overall investment adviser. The Adviser will continuously monitor the new Sub-Advisers’ performance with respect to the allocated portion of the applicable Fund’s assets, in addition to monitoring the Funds as a whole and the other sub-advisers. Information about the new Sub-Advisers was also included in the Trust’s annual update to its prospectus, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) at the end of June and mailed to shareholders shortly thereafter.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the SEC.

This Notice presents only a brief overview of the changes – the online Information Statement provides more complete information. The Information Statement will be available on the Trust’s website at www.destinationsfunds.com for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS LARGE CAP EQUITY FUND

DESTINATIONS MUNICIPAL FIXED INCOME FUND

AUGUST 13, 2018

Dear Shareholder,

This letter has been made available for shareholders of the Destinations Large Cap Equity Fund and Destinations Municipal Fixed Income Fund (together, the “Funds”), each a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of recent portfolio management changes for the Funds.

The Trust operates pursuant to an exemption from the U.S. Securities and Exchange Commission (the “SEC”) issued on March 16, 2017 (the “Exemption”) that permits Brinker Capital, Inc. (the “Adviser”), the investment adviser of the Funds, to enter into or change agreements with investment sub-advisers with the approval of the Board of Trustees, but without obtaining shareholder approval. As a condition of the Exemption, the Adviser is required to make available to shareholders information about any new sub-advisers or new sub-advisory agreements, and notify shareholders when the information becomes available.

We are not asking you for a proxy and you are not requested to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for your investment in the Funds.

Sincerely,

/s/ Jason B. Moore

President

Brinker Capital Destinations Trust

DESTINATIONS LARGE CAP EQUITY FUND

Appointment of the New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on June 7, 2018 (the “Meeting”), Brinker Capital, Inc. (the “Adviser”) recommended and the Board, including a majority of the trustees who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Strategas Asset Management, LLC (“Strategas”) as sub-adviser to the Destinations Large Cap Equity Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, Strategas makes investment decisions for the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended Strategas as a sub-adviser because it believes that Strategas is suited to help the Fund meet its overall investment objectives. Strategas seeks to invest primarily in equity securities of large capitalization companies that, based on publicly available data, invest in lobbying activities to influence public policy that affects or may affect them or their industries. Because investment in lobbying activity typically is not accounted for in most analyst models, Strategas believes that the potential earnings benefit for such companies may be mispriced in the market. As notional lobbying spend typically correlates well with company size and is not a differentiator, Strategas instead seeks to account for company size and potential earnings benefit as measured by several other factors, such as market capitalization, assets, liquidity and earnings. Using these factors, Strategas employs a proprietary quantitative approach that calculates a lobbying intensity score for each company. Selections for the portfolio are made from those companies with the highest lobbying intensity score.

In evaluating Strategas, the Board received written and oral information from the Adviser and Strategas. The Board also met with representatives of each of the Adviser and Strategas and considered information about portfolio managers, investment philosophies, strategies and processes, as well as other factors. In approving Strategas as a sub-adviser to the Fund, the Board evaluated: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objective and policies of the Fund; (iii) the qualifications of Strategas’ personnel and Strategas’ financial condition; (iv) the available performance record of Strategas, noting the firm’s limited history of directly managing third-party assets on a discretionary basis; (v) the recent investment in Strategas by Baird Financial Group (“Baird”) and the services and oversight that would be provided to Strategas by Baird, which is a long-standing financial services company; and (vi) other factors deemed relevant. The Board also reviewed the fees to be paid to Strategas, including any benefits to be received by Strategas in connection with soft dollar arrangements. The Board used the foregoing information, as well as other information it deemed relevant, in making its decision to approve Strategas as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, with respect to Strategas, that the nature, extent and quality of the investment advisory services expected to be provided by Strategas were adequate and appropriate in light of Strategas’ experience and the qualifications of its investment personnel in providing quantitative models and portfolio management services to other investment portfolios (including on a non-discretionary basis or through the delivery of investment models), Strategas’ portfolio management and research resources to be applied in managing a portion of the Fund’s assets allocated to it and how Strategas was expected to complement the Fund’s existing sub-advisers, Strategas’ compliance program (including how Baird’s compliance resources would be leveraged by Strategas as well as other information provided by the Fund’s compliance team with respect to its experience in dealing with Strategas’s compliance program) and the Adviser’s focus on identifying new entrants to the marketplace potentially to engage as a sub-adviser to the Funds and the Adviser’s recommendation to engage Strategas.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by Strategas in the management of its portion of the Fund’s assets. The Board noted the historical performance returns of Strategas managing investment mandates (including on a non-discretionary basis or through the delivery of investment models) similar to the Fund’s investment mandate, with such performance compared to a relevant index, and the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers, including new entrants to the marketplace such as Strategas. The Board noted that Strategas was a newly registered investment adviser with a limited track record, but took into consideration the Fund’s overall investment portfolio and the Adviser’s thesis for recommending the addition of Strategas. The Board also took into account the fact that the Adviser initially would allocate only 2% of the Fund’s portfolio to Strategas.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the proposed sub-advisory fee that would be payable under the sub-advisory agreement to Strategas. The Board noted that the proposed fee payable to Strategas would be paid by the Adviser, and not the Fund, and, thus, would not impact the fees paid by the Fund. The Board concluded that the proposed fee payable to Strategas by the Adviser with respect to the assets to be allocated to Strategas was reasonable and appropriate. The Board recognized that, because Strategas’ fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of Strategas as an additional sub-adviser for the Fund and determined that the Adviser’s profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Strategas, noting in particular the existence of an ongoing contractual fee waiver pursuant to which the total amount of advisory fees capable of being retained by the Adviser is equal to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because Strategas’ fee would be paid by the Adviser, and not the Fund, an analysis of economies of scale with respect to Strategas was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, consideration of economies of scale with respect to Strategas was not relevant to the Board’s determination to approve the sub-advisory agreement with Strategas. The Board also concluded that any benefits that were expected to accrue to Strategas by virtue of its relationship with the Fund, particularly in the context of Strategas being a newly registered investment adviser, were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel and independent legal counsel, resolved to approve the sub-advisory agreement with Strategas, having determined that such agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with Strategas, which began managing the assets of the Fund allocated to it by the Adviser on July 5, 2018. The Adviser, in consultation with the Board, determined that the target percentage of the Fund’s assets to be initially allocated to Strategas would be approximately 2%, however, solely with respect to Strategas, the Adviser may increase the percentage of the Fund’s portfolio allocated to Strategas with reasonable advance notice to the Board.

The New Sub-Advisory Agreement

The new sub-advisory agreement with Strategas has terms substantially similar to the terms of the agreements with other sub-advisers to the Fund, except the sub-advisory fee rate payable by the Adviser to Strategas. Under the new sub-advisory agreement, Strategas makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Strategas discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The new sub-advisory agreement is dated June 7, 2018, and has an initial term ending June 6, 2020. Thereafter, continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the trustees who are not “interested persons,” as defined in the 1940 Act.

For its services to the Fund under the new sub-advisory agreement, Strategas receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to Strategas. Because the sub-advisory fee payable to Strategas is approximately equal to the Fund’s current weighted average sub-advisory fee and because the size of Fund assets allocated to Strategas is relatively small compared to the assets allocated to the other sub-advisers of the Fund, the hiring of Strategas did not meaningfully increase or decrease the total sub-advisory fees paid by the Adviser with respect to the Fund. The total advisory fee retained by the Adviser remained equal to 39 basis points, limited by a contractual fee waiver that shall remain in effect until at least June 30, 2019.

Additional Information about Strategas

Strategas is located at 52 Vanderbilt Avenue, 8th Floor, New York, NY 10017. Strategas is registered with the SEC as an investment adviser.

Listed below are the names and principal occupations of the senior personnel of Strategas responsible for the day-to-day management of the Fund’s assets allocated to Strategas. The principal business address of each person, as it relates to his duties at Strategas, is the same as that of Strategas.

Name	Title
Daniel M. Clifton	Lead Portfolio Manager
Nicholas G. Bohnsack	Portfolio Co-Manager

Comparable Funds

Strategas currently manages the assets of other accounts (including on a non-discretionary basis or through the delivery of investment models) having similar investment objectives and strategies as the Destinations Large Cap Equity Fund.

Payments of Commissions to Affiliated Brokers

For the fiscal period from March 20, 2017 to February 28, 2018, the Fund did not pay brokerage commissions to affiliated brokers.

Purchases of Strategas’ Securities by the Trustees

Since February 28, 2018, no trustee of the Trust has purchased or sold any securities of the current or former parent entities of Strategas.

DESTINATIONS MUNICIPAL FIXED INCOME FUND

Appointment of the New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on June 7, 2018 (the “Meeting”), Brinker Capital, Inc. (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved FIAM LLC (“FIAM”) as sub-adviser to the Destinations Municipal Fixed Income Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, FIAM makes investment decisions for the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended FIAM as a sub-adviser because it believes that FIAM is suited to help the Fund to meet its overall investment objectives. FIAM seeks to invest primarily in fixed income securities that pay interest that is exempt from regular federal income tax.

In evaluating FIAM, the Board received written and oral information from the Adviser and FIAM. The Board also met with representatives of the Adviser and FIAM and considered information about portfolio managers, investment philosophies, strategies and processes, as well as other factors. In approving FIAM as a sub-adviser to the Fund, the Board evaluated: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objective and policies of the Fund; (iii) the history, reputation, qualifications and background of FIAM’s personnel and FIAM’s financial condition; (iv) the performance record of FIAM; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid to FIAM, including any benefits to be received by FIAM in connection with soft dollar arrangements. The Board used the foregoing information, as well as other information it deemed relevant, in making its decision to approve FIAM as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, with respect to FIAM, that the nature, extent and quality of the investment advisory services expected to be provided by FIAM were adequate and appropriate in light of FIAM’s experience and the qualifications of its investment personnel in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios, FIAM’s portfolio management and research resources to be applied in managing a portion of the Fund’s assets allocated to it and how FIAM would complement the Fund’s existing sub-adviser, FIAM’s compliance program and the Adviser’s recommendation to engage FIAM.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by FIAM in the management of its portion of the Fund’s assets. The Board noted the historical performance returns of the FIAM managing investment mandates similar to the Fund’s investment mandate, with such performance compared to a relevant index, and the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the proposed sub-advisory fee that would be payable under the sub-advisory agreement to FIAM. The Board noted that the proposed fee payable to FIAM would be paid by the Adviser, and not the Fund, and, thus, would not impact the fees paid by the Fund. The Board concluded, with respect to FIAM, that the proposed fee payable to FIAM by the Adviser with respect to the assets to be allocated to FIAM was reasonable and appropriate. The Board recognized that, because FIAM’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of FIAM as an additional sub-adviser for the Fund and determined that the Adviser’s profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and FIAM, noting in particular the existence of an ongoing contractual fee waiver pursuant to which the total amount of advisory fees capable of being retained by the Adviser is equal to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because FIAM’s fee would be paid by the Adviser, and not the Fund, an analysis of economies of scale with respect to FIAM was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, consideration of economies of scale with respect to FIAM was not relevant to the Board’s determination to approve the sub-advisory agreement with FIAM. The Board also concluded that any benefits that were expected to accrue to FIAM by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel and independent legal counsel, resolved to approve the sub-advisory agreement with FIAM, having determined that such agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with FIAM, which began managing the assets of the Fund allocated to it by the Adviser on July 17, 2018. The Adviser determined that the target percentage of the Fund’s assets to be allocated to FIAM would be approximately 50%, such allocation having been previously approved by the Board.

The New Sub-Advisory Agreement

The new sub-advisory agreement with FIAM has terms substantially similar to the terms of the agreement with the other sub-adviser to the Fund, except the sub-advisory fee rate payable by the Adviser to FIAM. Under the new sub-advisory agreement, FIAM makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. FIAM discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The new sub-advisory agreement is dated June 7, 2018, and has an initial term ending June 6, 2020. Thereafter, continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the trustees who are not “interested persons,” as defined in the 1940 Act.

For its services to the Fund under the sub-advisory agreement, FIAM receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to FIAM. As a result of the implementation of FIAM, the total sub-advisory fees paid by the Adviser with respect to the Fund increased by 4 basis points from 12 basis points to 16 basis points and the total advisory fee retained by the Adviser remained equal to 39 basis points, limited by a contractual fee waiver that shall remain in effect until at least June 30, 2019.

Additional Information about FIAM

FIAM is located at 900 Salem Street, Smithfield, Rhode Island 02917. FIAM is registered with the SEC as an investment adviser.

Listed below are the names and principal occupations of the senior personnel of FIAM responsible for the day-to-day management of the Fund’s assets allocated to FIAM. The principal business address of each person, as it relates to his duties at FIAM, is the same as that of FIAM unless otherwise noted.

Name	Title
Kevin Ramundo	Portfolio Manager
Mark Sommer	Portfolio Manager
Cormac Cullen	Portfolio Manager

Comparable Funds

FIAM currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Municipal Fixed Income Fund.

Payments of Commissions to Affiliated Brokers

For the fiscal period from March 20, 2017 to February 28, 2018, the Fund did not pay brokerage commissions to affiliated brokers.

Purchases of FIAM’S Securities by the Trustees

Since February 28, 2018, no trustee of the Trust has purchased or sold any securities of the current or former parent entities of FIAM.

OTHER INFORMATION

Adviser

Brinker Capital, Inc. serves as Adviser of the Funds and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

The Trust’s distributor, Foreside Fund Services, LLC, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Funds and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

To the extent you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make any changes to your householding arrangement, please contact the Funds by calling 1-877-771-7979 or by writing to the Funds at Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.